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                                                                    EXHIBIT 99.1

[MEDINEX LOGO]


FOR IMMEDIATE RELEASE                              MEDIA CONTACT:
FRIDAY,  JULY 27, 2001                             David Paquin
                                                   Manager, Investor Relations
                                                   (888) 580-1010
                                                   dave.paquin@medinex.com


                    MEDINEX SYSTEMS PLANS SALE OF SUBSIDIARY


POST FALLS, IDAHO (JULY 27, 2001) -- Medinex Systems, Inc. (OTCBB: MDNX), a healthcare technology company, today announced that it has engaged an Atlanta based financial services organization to seek a purchaser for its Pinnacle MedSource medical supply distribution subsidiary.

Commenting on the decision to divest the subsidiary, Tony Paquin, Medinex's Chairman, President and CEO said, "Pinnacle MedSource is a healthy and growing medical supply distribution business. However, we believe that the assets employed in this operation would be more productively applied to the marketing of our Medinex Office suite of Internet-based software products. This action will allow us to focus all of our efforts on the rapidly evolving electronic healthcare marketplace."

"This is a major decision for the company as to date, most of our top line revenues and gross profits have been produced by this division. However, we are fully committed as an organization to achieving the widespread distribution and installation of our software products and services. We believe that Medinex Office is the most comprehensive, fully integrated web-based physicians office management system available on the market today," Paquin concluded.

For the year ended December 31, 2000 and the quarter ended March 31, 2001 revenues from Pinnacle Medsource accounted for approximately $2,985,000 and $991,000, respectively, of the Company's total revenues. For the year ended December 31, 2000 and for the quarter ended



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March 31, 2001 Pinnacle Medsource contributed approximately $534,000 and
$185,000 of the Company's total gross margin.

Medinex Office is a comprehensive suite of products and services designed to improve physician office operations and meet HIPAA legislative requirements. The system includes a core patient management system, MxTranscribe, MxClaims and MxSecure.

MxTranscribe provides fast, accurate, affordable transcriptions. The transcriptions are stored in a secure database system that gives healthcare professionals electronic access 24 hours a day from any computer in the world. This innovative system can reduce transcribing costs as much as 15% to 40%. A 24-hour turnaround time is provided for complete and accurate transcriptions.

MxClaims integrates the ZirMed patented online claims processing technology into the Medinex Office practice management system, allowing healthcare providers to have medical claims quickly processed and paid online.

MxSecure allows healthcare professionals to exchange lab results, refer patients, schedule appointments, request patient status, resolve billing questions, and perform further interaction with other providers, in addition to communicating directly with patients while maintaining compliance with HIPAA regulations.

ABOUT MEDINEX SYSTEMS, INC.

Medinex Systems, Inc. (www.medinexsystems.com) is a leading healthcare technology company. Medinex's premier product is a Web-based practice management system called Medinex Office (www.medinexoffice.com). Medinex Office is available through a growing list of value-added resellers (VARs), application service providers (ASPs) and Independent Sales Consultants (ISCs) throughout the country. Medinex also is the developer of MxSecure, a Web-based messaging system for the transmission of patient records and information, MxTranscribe, a secure, Web-based transcription service and MxClaims, an on-line claims processing service. Medinex Systems also focuses on business-to-business e-commerce and services in the Internet healthcare sector, and targets primary care physicians, clinics, hospitals, medical supply companies, medical students and others in the healthcare market. Its stock trades over the counter under the symbol MDNX.OB.


This news release may contain certain forward-looking statements concerning Medinex Systems' positioning for the future. In accordance with the Private Securities Litigation Reform Act of 1995, the company advises that forward-looking statements are subject to risks known and



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unknown, uncertainties and other factors that could cause the company's actual results, performance, or achievements, or industry results, to differ materially from those stated or inferred by forward-looking statements. Some of these risks, uncertainties, and other factors are such things as the following:
Medinex has suffered substantial cash flow deficits and may have difficulty meeting its outstanding obligations if it is unable to generate positive cash flows; Medinex has a limited operating history; Medinex may experience difficulties implementing an evolving and unproven business model; there can be no assurance that Medinex will be able to compete successfully against potential competitors who may have greater resources than Medinex; Medinex's business may be affected by a slower than expected e-commerce growth rate; Medinex' operations may be subject to computer systems interruptions that could result in loss of customers; unknown software defects could result in service interruption and damage the Company's reputation; Medinex may not compete successfully if it is unable to keep pace with rapidly changing technology and market conditions; the failure of participant's in Medinex's target communities to accept Medinex's communities as sources of information, communication and business products and services; Medinex may be subject to legal claims relating to the content of Medinex's Websites; any new legislation could inhibit the growth in use of the Internet; and the unknown volume of future sales of the company's common stock could cause the company's stock price to fall. Given these risks and uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. All subsequent written or oral forward-looking statements attributable to the company or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. The forward-looking statements included in this news release are made only as of the date of this release. The company does not intend, and undertakes no obligation, to update these forward-looking statements